Exhibit 3.7
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
1	Name of Limited Liability Company: EES Leasing LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows: Strike out the statement relating to the limited liability company’s registered office and registered agent and substitute in lieu thereof the following statement:

“The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808.”
IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 14th day of September, A.D. 2007.

By:	/S/ SUSAN G. MILLER
Authorized Person
Name:	Susan G. Miller, Assistant Secretary Exterran Energy Solutions, L.P., Sole Member

CERTIFICATE OF FORMATION
OF
EES LEASING LLC
          This Certificate of Formation, dated August 20, 2007, has been duly executed and filed pursuant to Sections 18-201 and 18-204 of the Delaware Limited Liability Company Act (the “Act”) to form a limited liability company (the “Company”) under the Act.
1.	Name. The name of the Company is: EES

Leasing LLC
 2. Registered Office; Registered Agent. The address of the registered office required to be maintained by Section 18-404 of the Act is:
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801
The name and address of the registered agent for service of process required to be maintained by Section 18-104 of the Act are:
The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801
EXECUTED on the 17th day of August, 2007.

/S/ JEREMY R. DORSETT Authorized Person
Jeremy R. Dorsett